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                                                                  EXHIBITS 10.23
                                  OFFICE LEASE

                                     BETWEEN

                               FDC OFFICE II, LLC,
                      A COLORADO LIMITED LIABILITY COMPANY
                                  (AS LANDLORD)

                                       AND

                               FACTUAL DATA CORP,
                             A COLORADO CORPORATION
                                   (AS TENANT)

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Section                                                                                                        Page
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

1.       PRINCIPAL TERMS...............................................................................          1
2.       GENERAL COVENANTS.............................................................................          2
3.       TERM..........................................................................................          2
4.       RENT..........................................................................................          2
5.       COMPLETION OF THE PREMISES....................................................................          2
6.       OPERATING EXPENSES............................................................................          3
7.       SERVICES......................................................................................          7
8.       QUIET ENJOYMENT...............................................................................          7
9.       DEPOSIT.......................................................................................          8
10.      CHARACTER OF OCCUPANCY........................................................................          8
11.      MAINTENANCE...................................................................................          8
12.      ALTERATIONS AND REPAIRS BY TENANT.............................................................          8
13.      MECHANICS' LIENS..............................................................................          9
14.      SUBLETTING AND ASSIGNMENT.....................................................................          9
15.      DAMAGE TO PROPERTY............................................................................         11
16.      INDEMNITY TO LANDLORD.........................................................................         11
17.      SURRENDER AND NOTICE..........................................................................         11
18.      INSURANCE, CASUALTY, AND RESTORATION OF PREMISES..............................................         11
19.      CONDEMNATION..................................................................................         12
20.      DEFAULT BY TENANT.............................................................................         12
21.      DEFAULT BY LANDLORD...........................................................................         15
22.      SUBORDINATION AND ATTORNMENT..................................................................         15
23.      REMOVAL OF TENANT'S PROPERTY..................................................................         16
24.      HOLDING OVER: TENANCY MONTH-TO-MONTH..........................................................         16
25.      PAYMENTS AFTER TERMINATION....................................................................         16
26.      STATEMENT OF PERFORMANCE......................................................................         16
27.      MISCELLANEOUS.................................................................................         16
28.      AUTHORITIES FOR ACTION AND NOTICE.............................................................         18
29.      PARKING.......................................................................................         19
30.      BROKERAGE.....................................................................................         19
31.      COUNTERPARTS..................................................................................         19
32.      EXHIBITS......................................................................................         19
33.      OPTIONS.......................................................................................         19
34.      PERMIT CONTINGENCY............................................................................         20
35.      EXPANSION.....................................................................................         20
36.      RIGHT OF FIRST REFUSAL........................................................................         20


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                                 LEASE AGREEMENT

         THIS LEASE, dated as of April 30, 1999, is by and between FDC OFFICE II, LLC, a Colorado limited liability company ("Landlord"), and FACTUAL DATA CORP, a Colorado corporation ("Tenant").

                              W I T N E S S E T H :

         1. PRINCIPAL TERMS. Capitalized terms, first appearing in quotations in this Section, elsewhere in the Lease or any Exhibits, are definitions of such terms as used in the Lease and Exhibits and shall have the defined meaning whenever used.


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

1.1      "BUILDING":                            FDC Office II located in Loveland, CO 80538 in the
                                                Rocky Mountain Village Business Park.

1.2      "PREMISES":                            approximately 15,882 rentable square feet
                                                Suite #200

1.3      "INITIAL TERM":                        20 years
                                                Commencement Date":  The first to occur of:  (a) the
                                                date on which Tenant opens the Premises for business to
                                                the public; or (b) 30 days after the Delivery Date.
                                                Expiration Date":  The last day of the month in which
                                                the twentieth anniversary of the day immediately prior
                                                to the Commencement Date occurs.

1.4      "BASE RENT":                           Period                            Monthly Base Rent

                                                Months 1-60                       $18,383.42*
                                                Months 61-120                     $21,140.93
                                                Months 121-180                    $24,312.07
                                                Months 181-240                    $27,958.88
                                                *See Section 4 of Lease

1.5      OPERATING EXPENSES:                    Pro Rata Share:  50.0%

1.6      "DEPOSIT":                             None

1.7      "PERMITTED USE":                       General Office

1.8      "GUARANTOR":                           None

1.9      PARKING:                               65 spaces

1.10     LANDLORD'S NOTICE                      5200 Hahns Peak Drive, Suite 130
         ADDRESS:                               Loveland, Colorado  80538

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
With a copy to:                                    Isaacson, Rosenbaum, Woods & Levy, P.C.
                                                   633 17th Street, Suite 2200
                                                   Denver, CO  80202
                                                   Attn:  Paula J. Williams, Esq.

1.11     LANDLORD'S TAX I.D.:                      84-1497192

1.12     TENANT'S NOTICE ADDRESS:                  Factual Data Corp.
                                                   5200 Hahns Peak Drive, Suite 200
                                                   Loveland, Colorado  80538

1.13     TENANT'S TAX I.D.                         ___________________________

1.14     [INTENTIONALLY DELETED]

1.15     COOPERATING BROKER:                       Kast Real Estate Services, Inc.

1.16     ATTACHMENTS:                              [check if applicable]
                                                     x         Work Letter
                                                     x         Exhibit A - The Premises
                                                     x         Exhibit B - Real Property
                                                     x         Exhibit C - Commencement Certificate
                                                     x         Exhibit D - Rules and Regulations

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         2. GENERAL COVENANTS. Tenant covenants and agrees to pay Rent and perform the obligations hereafter set forth and in consideration therefor Landlord leases to Tenant the Premises as depicted on the attached Exhibit A, together with a non-exclusive right, subject to the provisions hereof, to use plazas, common areas, or other areas on the real property legally described on Exhibit B (the "Real Property") designated by Landlord for the exclusive or non-exclusive use of the tenants of the Building ("Common Areas"). The Building, Real Property, Common Areas, and appurtenances are hereinafter collectively sometimes called the "Building Complex."

         3. TERM. The Initial Term of the Lease commences at 12:01 a.m. on the Commencement Date and terminates at 12:00 midnight on the Expiration Date (the Initial Term together with any extensions thereof is herein referred to as the "Term.").

         4. RENT. Subject to the provisions below, commencing on the Commencement Date and on the first day of each month thereafter, Tenant shall pay Base Rent in the amount stated in Section 1.4, in advance without notice (all amounts, including Base Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as "Rent(s)"). Rents shall be paid without set off, abatement, or diminution, at the office of Landlord in Loveland, Colorado, or at such other place as Landlord from time to time designates in writing. Notwithstanding the foregoing or the provisions of
Section 1.4 to the contrary, the Base Rent for the first month shall be abated.

         5. COMPLETION OF THE PREMISES.

         5.1 Landlord shall advise Tenant of the earliest date on which Tenant may enter the Premises (the "Delivery Date") for commencement of Tenant's Work. Landlord agrees that as of the Delivery Date Tenant may commence Tenant's Work in the Premises subject to the provisions of the Work Letter. Commencing on the Delivery Date, Tenant agrees that all terms and provisions of this Lease shall be in effect, excluding, however, Tenant's obligation to pay Base Rent and Tenant's Pro Rata Share of Operating Expenses which shall commence on the Commencement Date as provided in Section 1.3 above. Provisions regarding completion of the Premises are set forth in the attached Work Letter. "Initial Tenant Finish" means the Premises in its as-is condition as modified by all work, if any, performed by Landlord at its expense prior to the Commencement Date in accordance with the Work Letter. Except as provided in the Work Letter, Landlord has no obligation for the completion or remodeling of the Premises, and Tenant accepts the Premises in its "as is" condition on the Delivery Date. If delivery is on other than the first day of the month, then the Commencement Date will be the first day of the month following the delivery date but all provisions hereof, including Tenant's obligation to pay Rent (prorated for a partial month), will be in effect as of the delivery date. The postponement of Tenant's obligation to pay Rent is in full settlement of all claims which Tenant may otherwise have by reason of such delay. If the Commencement Date is delayed, the Expiration Date shall be extended so that the Term will continue for the full period set forth in Section 1.3. As soon as the Term commences, Landlord and Tenant agree to execute a commencement agreement in the form attached as Exhibit C, setting forth the exact Commencement Date and Expiration Date.

         5.2 Except as provided in the Work Letter, taking possession of the Premises by Tenant on the respective Delivery Date is conclusive evidence that the Premises are in the condition agreed between Landlord and Tenant and acknowledgment by Tenant of satisfactory completion of any work which Landlord has agreed to perform.

         6. OPERATING EXPENSES.

         6.1 Definitions. The additional terms below have the following meanings in this Lease:

            (1) "Landlord's Accountants" means that individual or firm employed by Landlord from time to time to keep the books and records for the Building Complex, and/or to prepare the federal and state income tax returns for Landlord with respect to the Building Complex, which books and records shall be certified to by a representative of Landlord. All determinations made hereunder shall be made by Landlord's Accountants unless otherwise stated.

            (2) "Rentable Area" means approximately 32,194 rentable square feet of space. If there is a significant change in the aggregate Rentable Area as a result of an addition, partial destruction, modification to building design, or similar cause which causes a reduction or increase in the Rentable Area on a permanent basis or, if Landlord remeasures the Building and a change in Rentable Area occurs, Landlord's Accountants shall make such adjustments in the computations as are necessary to provide for such change.

            (3) "Tenant's Pro Rata Share" means the percentage set forth in
Section 1.5, which percentage has been computed by dividing the total rentable square footage of the Premises by the Rentable Area. If Tenant, at any time during the Term, leases additional space in the Building or if the Rentable Area is adjusted, Tenant's Pro Rata Share shall be recomputed by dividing the total rentable square footage of space then leased by Tenant (including any additional space) by the Rentable Area and the resulting figure shall become Tenant's Pro Rata Share.

            (4) "Operating Expense Year" means each calendar year during the Term, except that the first Operating Expense Year begins on the Commencement Date and ends on December 31 of such year and the last Operating Expense Year begins on January 1 of the calendar year in which this Lease expires or is terminated and ends on the date of such expiration or termination. If an Operating Expense Year is less than twelve (12) months, Operating Expenses for such year shall be prorated.

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            (5) "Operating Expenses" means all operating expenses of any kind or nature, paid or incurred by the Landlord, which are in Landlord's reasonable judgment necessary, appropriate, or customarily incurred in connection with the operation, service and maintenance of the Building Complex including costs incurred in fulfillment of Landlord's services, operation and maintenance obligations under the terms of this Lease. Operating Expenses include:

                  (a) All real property taxes and assessments levied against the Building Complex by any governmental or quasi-governmental authority, including taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which are hereafter levied on the Building Complex as a result of the use, ownership or operation of the Building Complex or for any other reason, whether in lieu of or in addition to, any current real estate taxes and assessments. However, any taxes which are levied on the rent of the Building Complex will be determined as if the Building Complex were Landlord's only real property. In no event do taxes and assessments include any federal or state income taxes levied or assessed on Landlord. Expenses for tax consultants to contest taxes or assessments are also included as Operating Expenses (all of the foregoing are collectively referred to herein as "Taxes"). Taxes also include special assessments, license taxes, business license fees, business license taxes, commercial rental taxes, levies, charges, penalties or taxes, imposed by any authority against the Premises, Building Complex or any legal or equitable interest of Landlord. Special assessments are deemed payable in such number of installments permitted by law, whether or not actually so paid, and include any applicable interest on such installments. Taxes (other than special assessments) are computed on an accrual basis based on the year in which they are levied, even though not paid until the following Operating Expense Year;

                  (b) Costs of supplies, including costs of revamping and replacing ballasts in all Building standard tenant lighting;

                  (c) Costs of energy for the Building Complex, including costs of propane, butane, natural gas steam, electricity, solar energy and fuel oils, coal or any other energy sources;

                  (d) Costs of water and sanitary and storm drainage services;

                  (e) Costs of security services;

                  (f) Costs of general maintenance, repairs, and replacements including costs under HVAC and other mechanical maintenance contracts; and repairs and replacements of equipment used in maintenance and repair work;

                  (g) Costs of maintenance, repair and replacement of landscaping;

                  (h) Insurance premiums for the Building Complex, including all-risk or multi-peril coverage, together with loss of rent endorsement; the part of any claim paid under the deductible portion of any insurance policy carried by Landlord; public liability insurance; and any other insurance carried by Landlord on any component parts of the Building Complex;

                  (i) All labor costs, including wages, costs of worker's compensation insurance, payroll taxes, fringe benefits, including pension, profit-sharing and health, and legal fees and other costs incurred in resolving any labor dispute;

                  (j) Professional building management fees, costs and expenses, including costs of office space and storage space required by management for performance of its services

         (said building management may, at Landlord's option, be performed either by a third party or Landlord's affiliated property management company);

                  (k) Legal, accounting, inspection, and other consulting fees (including fees for consultants for services designed to produce a reduction in Operating Expenses or improve the operation, maintenance or state of repair of the Building Complex);

                  (l) Costs of capital improvements and structural repairs and replacements to the Building Complex to conform to changes subsequent to the date of issuance of the shell and core certificate of occupancy for the Building in any Applicable Laws hereinafter defined (herein "Required Capital Improvements"); and the costs of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses (herein "Cost Savings Improvements"). Expenditures for Required Capital Improvements and Cost Savings Improvements will be amortized at a market rate of interest over the useful life of such capital improvement (as determined by Landlord's Accountants); however, the amortized amount of any Cost Savings Improvement in any year will be equal to the estimated resulting reduction in Operating Expenses;

                  (m) Costs incurred for Landlord's Accountants including costs of any experts and consultants engaged to assist in making the computations; and

                  (n) All dues, assessments, impositions and charges payable to associations;

"Operating Expenses" do not include:

                        (i) Costs of work, including painting and decorating,
            which Landlord performs for any tenant other than work of a kind and scope which Landlord is obligated to furnish to all tenants whose leases contain a rental adjustment provision similar to this one;

                        (ii) Costs of repairs or other work occasioned by fire,
            windstorm or other insured casualty to the extent of insurance proceeds received;

                        (iii) Leasing commissions, advertising expenses, and
            other costs incurred in leasing space in the Building;

                        (iv) Costs of repairs or rebuilding necessitated by
            condemnation;

                        (v) Interest on borrowed money or debt amortization,
            except as specifically set forth above;

                        (vi) Depreciation on the Building Complex; or

                        (vii) To the extent paid directly by the Tenant, as
            hereinafter provided, electrical costs for the Premises and janitorial services for the Premises.

If any lease entered into by Landlord with any tenant in the Building provides for a separate basis of computation for any Operating Expenses with respect to its leased premises, Landlord's Accountants may modify the computation of Base Operating Expenses, Rentable Area, and Operating Expenses for a particular Operating Expense Year to eliminate or modify any expenses which are paid for in whole or in part by such tenant. If the Rentable Area is not fully occupied during any particular Operating Expense

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Year, Landlord's Accountants may adjust those Operating Expenses which are affected by occupancy for the particular Operating Expense Year to reflect 100% occupancy. Furthermore, in making any computations contemplated hereby, Landlord's Accountants may make such other modifications to the computations as are required in their judgment to achieve the intention of the parties hereto.

         6.2 Estimated Payments. During each Operating Expense Year beginning with the first month of the first Operating Expense Year and continuing each month thereafter throughout the Term, Tenant shall pay Landlord, at the same time as Base Rent is paid, an amount equal to 1/12 of Landlord's estimate of Tenant's Pro Rata Share of any projected increases in Operating Expenses for the particular Operating Expense Year in excess of Base Operating Expenses ("Estimated Payment").

         6.3 Annual Adjustments.

            (1) Following the end of each Operating Expense Year, Landlord shall submit to Tenant a statement setting forth the exact amount of Tenant's Pro Rata Share of the Operating Expenses for the Operating Expense Year just completed. Beginning with the statement for the second Operating Expense Year, each statement shall set forth the difference, if any, between Tenant's actual Pro Rata Share for the Operating Expense Year just completed and the estimated amount for such Operating Expense Year. Each statement shall also set forth the projected increase, if any, in Operating Expenses for the new Operating Expense Year and the corresponding increase or decrease in Tenant's monthly Rent for such new Operating Expense Year above or below the Rent paid by Tenant for the immediately preceding Operating Expense Year.

            (2) To the extent that Tenant's Pro Rata Share of Operating Expenses for the period covered by a statement is different from the Estimated Payment during the Operating Expense Year just completed, Tenant shall pay Landlord the difference within 30 days following receipt by Tenant of the statement or receive a credit against the next due Rent, as the case may be. Until Tenant receives a statement, Tenant's Estimated Payment for the new Operating Expense Year shall continue to be paid at the prior Estimated Payment, but Tenant shall commence payment of Rent based on the new Estimated Payment beginning on the first day of the month following the month in which Tenant receives the statement. Tenant shall also pay Landlord or deduct from the Rent, as the case may be, on the date required for the first payment, as adjusted, the difference, if any, between the Estimated Payment for the new Operating Expense Year set forth in the statement and the Estimated Payment actually paid during the new Operating Expense Year. If, during any Operating Expense Year, there is a change in the information on which Tenant is then making its Estimated Payments so that the prior estimate is no longer accurate, Landlord may revise the estimate and there shall be such adjustments made in the monthly Rent on the first day of the month following notice to Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of monthly Rent then being paid by Tenant for the balance of the Operating Expense Year.

         6.4 Miscellaneous. In no event will any decrease in Rent pursuant to any provision hereof result in a reduction of Rent below the Base Rent. Delay by Landlord in submitting any statement for any Operating Expense Year does not affect the provisions of this Section or constitute a waiver of Landlord's rights for such Operating Expense Year or any subsequent Operating Expense Years.

         6.5 Dispute. If Tenant disputes an adjustment submitted by Landlord or a proposed increase or decrease in the Estimated Payment, Tenant shall give Landlord notice of such dispute within 30 days after Tenant's receipt of the adjustment. If Tenant does not give Landlord timely notice, Tenant waives its right to dispute the particular adjustment. If Tenant timely objects, Tenant may engage its own certified public accountants ("Tenant's Accountants") to verify the accuracy of the statement complained of or the reasonableness of the estimated increase or decrease. If Tenant's Accountants determine that an


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

error has been made, Landlord's Accountants and Tenant's Accountants shall endeavor to agree upon the matter, failing which such matter shall be submitted to an independent certified public accountant selected by Landlord, with Tenant's reasonable approval, for a determination which will be conclusive and binding upon Landlord and Tenant. All costs incurred by Tenant for Tenant's Accountants shall be paid for by Tenant unless Tenant's Accountants disclose an error, acknowledged by Landlord's Accountants (or found to have occurred through the above independent determination), of more than 25% in the computation of the total amount of Operating Expenses, in which event Landlord shall pay the reasonable costs incurred by Tenant to obtain such audit. Notwithstanding the pendency of any dispute, Tenant shall continue to pay Landlord the amount of the Estimated Payment or adjustment determined by Landlord's Accountants until the adjustment has been determined to be incorrect. If it is determined that any portion of the Operating Expenses were not properly chargeable to Tenant, then Landlord shall promptly credit or refund the appropriate sum to Tenant.

         7. SERVICES.

         7.1 Subject to the provisions below, Landlord agrees, in accordance with standards determined by Landlord from time to time for the Building: (1) to furnish running water at those points of supply for general use of tenants of the Building; (2) to furnish to interior Common Areas heated or cooled air (as applicable), electrical current, janitorial services, and maintenance; (3) to furnish heated or cooled air to the Premises for standard office use provided the recommendations of Landlord's engineer regarding occupancy and use of the Premises are complied with by Tenant; (4) to provide, during Ordinary Business Hours, the general use of passenger elevators for ingress and egress to and from the Premises (at least one such elevator shall be available at all times except in the case of emergencies or repair); (items (1) through (4) are collectively called "Services"). These services are to be provided twenty-four hours a day, seven days a week.

         7.2 The Premises shall be separately metered and Tenant shall obtain all electricity for the Premises directly from the public utility company furnishing the same. Tenant shall pay all utility deposits, fees and monthly service charges for electricity services for the Premises. Tenant shall also pay the cost of replacing light bulbs and/or tubes and ballast used in all lighting in the Premises other than that provided by Landlord to all tenants of the Building.

         7.3 Landlord may discontinue, reduce, or curtail Services (either temporarily or permanently) when necessary due to accident, repairs, alterations, strikes, lockouts, Applicable Laws, or any other happening beyond Landlord's reasonable control. Landlord is not liable for damages to Tenant or any other party as a result of any interruption, reduction, or discontinuance of Services (either temporary or permanent) nor shall the occurrence of any such event be construed as an eviction of Tenant, cause or permit an abatement, reduction or setoff of Rent, or operate to release Tenant from Tenant's obligations.

         7.4 Tenant shall promptly notify Landlord of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electric wiring, and HVAC equipment, and of any condition which may cause injury or damage to the Building or any person or property therein.

         7.5 As Tenant requires its own janitorial services, Tenant shall separately contract and pay for such services with any company approved by Landlord, in its reasonable discretion and accordingly, Landlord shall not be required to provide any janitorial services to the Premises.

         8. QUIET ENJOYMENT. So long as an Event of Default has not occurred, Tenant is entitled to the quiet enjoyment and peaceful possession of the Premises subject to the provisions of this Lease.

         9. DEPOSIT. [Intentionally Omitted]

         10. CHARACTER OF OCCUPANCY. Tenant shall occupy the Premises for the Permitted Use and for no other purpose, and use it in a careful, safe, and proper manner and pay on demand for any damage to the Premises caused by misuse or abuse by Tenant, Tenant's agents or employees, or any other person entering upon the Premises under express or implied invitation of Tenant (collectively, "Tenant's Agents"). Tenant, at Tenant's expense, shall comply with all applicable federal, state, city, quasi-governmental and utility provider laws, codes, rules, and regulations now or hereafter in effect ("Applicable Laws") which impose any duty upon Landlord or Tenant with respect to the occupation or alteration of the Premises. Tenant shall not commit or permit waste or any nuisance on or in the Premises. Tenant agrees not to store, keep, use, sell, dispose of or offer for sale in, upon or from the Premises any article or substance prohibited by any insurance policy covering the Building Complex nor shall Tenant keep, store, produce or dispose of on, in or from the Premises or the Building Complex any substance which may be deemed an infectious waste or hazardous substance under any Applicable Laws, except customary office and cleaning supplies.

         11. MAINTENANCE. ALTERATIONS AND REENTRY BY LANDLORD.

         11.1 Landlord will (i) make repairs and replacements to HVAC, mechanical, life safety and electrical systems in the Premises (to the extent such systems are Building standard) deemed necessary by Landlord for normal operations of the Building Complex; and (ii) provide upkeep, maintenance, and repairs to all Common Areas. Except as provided in this Section or otherwise expressly required in this Lease, Landlord is not required to make improvements or repairs to the Premises during the Term.

         11.2 Landlord or Landlord's agents may at any time enter the Premises for examination and inspection, or to perform, if Landlord elects, any obligations of Tenant which Tenant fails to perform or such cleaning, maintenance, repairs, replacements, additions, or alterations as Landlord deems necessary for the safety, improvement, or preservation of the Premises or other portions of the Building Complex or as required by Applicable Laws. Landlord or Landlord's agents may also show the Premises to prospective tenants, purchasers and Mortgagees. Any such reentry does not constitute an eviction or entitle Tenant to abatement of Rent. Landlord may make such alterations or changes in other portions of the Building Complex as Landlord desires so long as such alterations and changes do not unreasonably interfere with Tenant's occupancy of the Premises. Landlord may use the Common Areas and one or more entrances to the Building Complex as may be necessary in Landlord's judgment to complete such work.

         12. ALTERATIONS AND REPAIRS BY TENANT.

         12.1 Tenant shall not make any alterations to the Premises during the Term, including installation of equipment or machinery which requires modifications to existing electrical outlets or increases Tenant's usage of electricity beyond building design standards (collectively "Alterations") without in each instance first obtaining the written consent of Landlord. Landlord's consent or approval of the plans, specifications and working drawings for any Alterations shall not constitute any warranty or representation by Landlord (and shall not impose any liability on Landlord) as to their completeness, design sufficiency, or compliance with Applicable Laws. Tenant shall at its cost: pay all engineering and design costs incurred by Landlord as to all Alterations, obtain all governmental permits and approvals required, and cause all Alterations to be completed in compliance with Applicable Laws and requirements of Landlord's insurance. All such work relating to Alterations shall be performed in a good and workmanlike manner, using new materials and equipment at least, equal in quality to the Initial Tenant Finish. All Alterations, repair and maintenance work performed by Tenant shall be done at Tenant's expense by Landlord's employees or, with Landlord's prior consent and subject to any conditions imposed by Landlord, by other persons requested by Tenant; however, if such work is not performed by Landlord's employees, Tenant shall pay Landlord a supervisory fee upon receipt of an invoice. If Landlord authorizes such persons to perform work, Tenant shall deliver to Landlord prior to commencement certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that worker's compensation, public liability insurance, and property damage insurance (in amounts, with companies and on forms satisfactory to Landlord) are in force and maintained by all contractors and subcontractors engaged to perform such work. All liability policies shall name Landlord, Building Manager, and Mortgagee as additional insureds. Each certificate shall provide that the insurance may not be cancelled or modified without 10 days' prior written notice to Landlord and Mortgagee. Landlord also has the right to post notices in the Premises in locations designated by Landlord stating that Landlord is not responsible for payment for such work and containing such other information as Landlord deems necessary. All such work shall be performed in a manner which does not unreasonably interfere with Landlord or other tenants of the Building, or impose additional expense upon Landlord in the operation of the Building Complex.

         12.2 Tenant shall keep the Premises in as good order, condition, and repair and in an orderly state, as on the Commencement Date, loss by fire or other casualty or ordinary wear excepted.

         12.3 All Alterations, including partitions, paneling, carpeting, drapes or other window coverings, and light fixtures (but not including movable office furniture not attached to the Building), are deemed a part of the real estate and the property of Landlord and remain upon and be surrendered with the Premises at the end of the Term, whether by lapse of time or otherwise, unless Landlord notifies Tenant no later than 15 days prior to the end of the Term that it elects to have Tenant remove all or part of such Alterations, and in such event, Tenant shall at Tenant's expense promptly remove the Alterations specified and restore the Premises to its prior condition, reasonable wear and tear excepted.

         13. MECHANICS' LIENS. Tenant shall pay for all work done on the Premises by Tenant or at its request (other than the Total Construction Costs) of a character which may result in liens on Landlord's or Tenant's interest and Tenant will keep the Premises free of all mechanics' liens, and other liens on account of such work. Tenant indemnifies, defends, and saves Landlord harmless from all liability, loss, damage, or expenses, including attorneys' fees, on account of any claims of laborers, materialmen or others for work performed or for materials or supplies furnished to Tenant or persons claiming under Tenant. If any lien is recorded against the Premises or Building or any suit affecting title thereto is commenced as a result of such work, or supplying of materials, Tenant shall cause such lien to be removed of record within 5 days after notice from Landlord. If Tenant desires to contest any claim, Tenant must furnish Landlord adequate security of at least 150% of the amount of the claim, plus estimated costs and interest and, if a final judgment establishing the validity of any lien is entered, Tenant shall immediately pay and satisfy the same. If Tenant fails to proceed as aforesaid, Landlord may pay such amount and any costs, and the amount paid, together with reasonable attorneys' fees incurred, shall be immediately due Landlord upon notice.

         14. SUBLETTING AND ASSIGNMENT.

         14.1 Tenant, as well as any other party that has acquired an interest in this Lease by virtue of a sublease or assignment, shall not sublet any part of the Premises nor assign or otherwise transfer this Lease or any interest herein (sometimes referred to as "Transfer," and the subtenant or assignee may be referred to as "Transferee") without the consent of Landlord first being obtained, which consent will not be unreasonably withheld provided that: (1) Tenant complies with the provisions of Section 14.4; (2) Landlord declines to exercise its rights under Section 14.3; (3) the Transferee is engaged in a business and the portion of the Premises will be used in a manner which is in keeping with the then standards of the Building and does not conflict with any exclusive use rights granted to any other tenant of the

Building Complex; (4) the Transferee has reasonable financial worth in light of the responsibilities involved; (5) Tenant is not in default at the time it makes its request; (6) the Transferee is not a governmental or quasi-governmental agency; (7) the Transferee is not a tenant or currently negotiating a lease with Landlord in any Building owned by Landlord in the Loveland - Ft. Collins area (including the Building Complex); and (8) the rent to be paid by the Transferee is not less than the Rent paid by Tenant for such space.

         14.2 Following any Transfer in accordance with this Section 14, Landlord may, after default by Tenant, collect rent from the Transferee or occupant and apply the net amount collected to the Rent, but no Transfer or collection will be deemed an acceptance of the Transferee or occupant as Tenant or release Tenant from its obligations. Consent to a Transfer shall not relieve Tenant from obtaining Landlord's consent to any other Transfer. Notwithstanding Landlord's consent to a Transfer, Tenant shall continue to be primarily liable for its obligations. If Tenant collects any rent or other amounts from a Transferee in excess of the Rent for any monthly period, Tenant shall pay Landlord the excess monthly, as and when received.

         14.3 Notwithstanding the above, if Tenant requests Landlord's consent to sublet 25% or more of the Premises, Landlord may refuse to grant such consent in its sole discretion and terminate this Lease as to the portion of the Premises with respect to which such consent was requested; provided, however, if Landlord does not consent and elects to terminate the Lease as to such portion, Tenant may within 15 days after notice from Landlord to this effect withdraw Tenant's request for consent. If such termination occurs, it shall be effective on the date designated in a notice from Landlord and shall not be more than 30 days following such notice.

         14.4 Tenant must notify Landlord at least 90 days prior to the desired date of the Transfer ("Tenant's Notice"). Tenant's Notice shall describe the portion of the Premises to be transferred and the terms and conditions. Landlord has, without obligation, 60 days following receipt of Tenant's Notice to sublet the space on Tenant's behalf or to exercise its rights pursuant to Section 14.3 if Tenant's Notice discloses that 25% or more of the Premises is involved. If the space covered by Tenant's Notice is subleased by Landlord, rent and other sums due from the subtenant will be paid to Tenant directly and Landlord has no responsibility for the performance by such subtenant of its obligations under its sublease with Tenant. If Landlord is unwilling or unable to locate a subtenant (and, if applicable, declines to exercise its rights under Section 14.3), Landlord will notify Tenant not later than 60 days after receipt of Tenant's Notice and Tenant shall be free to sublet the specified portion of the Premises to any third party on terms substantially identical to those described in Tenant's Notice, subject to Landlord's consent as set forth above. If Tenant does not sublet such portion of the Premises within 60 days following Landlord's notice to Tenant, Tenant must reoffer the Premises to Landlord in accordance with the provisions hereof prior to subleasing to a third party.

         14.5 All documents utilized by Tenant to evidence a Transfer are subject to approval by Landlord. Tenant shall pay Landlord's expenses, including reasonable attorneys' fees, of determining whether to consent and in reviewing and approving the documents. Tenant shall provide Landlord with such information as Landlord reasonably requests regarding a proposed subtenant, including financial information.

         14.6 If a trustee or debtor in possession in bankruptcy is entitled to assume control over Tenant's rights under this Lease and assigns such rights to any third party notwithstanding the provisions hereof, the rent to be paid by such party shall be increased to the current Base Rent (if greater than that being paid for the Premises) which Landlord charges for comparable space in the Building as of the date of such third party's occupancy. If Landlord is entitled under the Bankruptcy Code to "Adequate Assurance" of future performance of this Lease, the parties agree that such term includes the following:

            (1) Any assignee must demonstrate to Landlord's reasonable satisfaction a net worth and (as defined in accordance with generally accepted accounting principles consistently applied) at least as large as the net worth credit of Tenant on the Commencement Date increased by 7%, compounded annually, for each year thereafter through the date of the proposed assignment. Tenant's financial condition was a material inducement to Landlord in executing this Lease.

            (2) The assignee must assume and agree to be bound by the provisions of this Lease.

         15. DAMAGE TO PROPERTY. Tenant agrees Landlord is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to the Premises, to any furniture, fixtures, Tenant improvements, or other personal property of Tenant kept or stored in the Premises, or in other parts of the Building Complex, whether by reason of the negligence or default of Landlord, other occupants, any other person, or otherwise; and the keeping or storing of all property of Tenant in the Premises and Building Complex is at the sole risk of Tenant.

         16. INDEMNITY TO LANDLORD.

         16.1 Tenant agrees to indemnify, defend, and hold Landlord and Building Manager harmless from all liability, costs, or expenses, including attorneys' fees, on account of damage to the person or property of any third party, including any other tenant in the Building Complex, to the extent caused by the negligence or breach of this Lease by the Tenant or Tenant's Agents.

         16.2 Tenant shall maintain throughout the Term a commercial general liability policy, including protection against death, personal injury and property damage, issued by an insurance company qualified to do business in the State of Colorado, with a single limit of not less than $1,000,000.00, which limit may be increased from time to time at the discretion of Landlord. Such policy shall name Landlord, Building Manager, and Mortgagee as additional insureds, be primary to any other similar insurance of such additional insureds, and provide that it may not be cancelled or modified without at least 20 days' prior notice to Landlord and Mortgagee. The minimum limits of such insurance do not limit the liability of Tenant hereunder. Prior to occupancy of the Premises, and prior to expiration of the then-current policy, Tenant shall deliver certificates evidencing that insurance required under this Lease is in effect.

         17. SURRENDER AND NOTICE. Upon the expiration or other termination of this Lease, Tenant shall immediately quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted, and Tenant shall remove all of its movable furniture and other effects, all telephone cable and related equipment in the Building installed for Tenant, and such Alterations, as Landlord requires. If Tenant fails to timely vacate the Premises as required, Tenant is responsible to Landlord for all resulting costs and damages of Landlord, including any amounts paid to third parties who are delayed in occupying the Premises.

         18. INSURANCE, CASUALTY, AND RESTORATION OF PREMISES.

         18.1 Landlord shall maintain property insurance for the Building Complex, the shell and core of the Building and the Premises in such amounts, from such companies, and on such terms and conditions, including insurance for loss of Rent as Landlord deems appropriate, from time to time.

         18.2 Tenant shall maintain throughout the Term insurance coverage at least as broad as ISO Special Form Coverage against risks of direct physical loss or damage (commonly known as "all risk") for the full replacement cost of Tenant's property and betterments in the Premises, including tenant finish in excess of the Initial Tenant Finish.

         18.3 If the Building is damaged by fire or other casualty which renders the Premises wholly untenantable or the damage is so extensive that an architect selected by Landlord certifies in writing to Landlord and Tenant within 60 days of said casualty that the Premises cannot, with the exercise of reasonable diligence, be made fit for occupancy within 180 working days from the happening thereof, then, at the option of Landlord or Tenant exercised in writing to the other within 30 days of such determination, this Lease shall terminate as of the occurrence of such damage. In the event of termination, Tenant shall pay Rent duly apportioned up to the time of such casualty and forthwith surrender the Premises and all interest. If Tenant fails to do so, Landlord may reenter and take possession of the Premises and remove Tenant. If, however, the damage is such that the architect certifies that the Premises can be made tenantable within such 180-day period or neither Landlord or Tenant elects to terminate the Lease despite the extent of damage, then the provisions below apply.

         18.4 If the Premises are damaged by fire or other casualty that does not render it wholly untenantable or require a repair period in excess of 180 days, Landlord shall with reasonable promptness except as hereafter provided repair the Premises to the extent of the Initial Tenant Finish.

         18.5 If the Building is damaged (though the Premises may not be affected, or if affected, can be repaired within 180 days) and within 60 days after the damage Landlord decides not to reconstruct or rebuild the Building, then, notwithstanding anything contained herein, upon notice to that effect from Landlord within said 60 days, Tenant shall pay the Rent apportioned to such date, this Lease shall terminate from the date of such notice, and both parties discharged from further obligations except as otherwise expressly provided.

         18.6 Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building Complex which is capable of being insured against under ISO Special Form Coverage, or for loss of business revenue or extra expense arising out of or related to the use and occupancy of the Premises. Tenant also waives all such rights of recovery against Building Manager. Each party shall, upon obtaining the property damage insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and use reasonable efforts to obtain an appropriate waiver of subrogation provision in the policies.

         18.7 Rent shall abate during any period of repair and restoration to the extent of any recovery by Landlord under its loss of rent insurance related to the Premises in the same proportion that the part of the Premises rendered untenantable bears to the whole.

         19. CONDEMNATION. If the Premises or substantially all of it or any portion of the Building Complex which renders the Premises untenantable is taken by right of eminent domain, or by condemnation (which includes a conveyance in lieu of a taking), this Lease, at the option of either Landlord or Tenant exercised by notice to the other within 30 days after the taking, shall terminate and Rent shall be apportioned as of the date of the taking. Tenant shall forthwith surrender the Premises and all interest in this Lease, and, if Tenant fails to do so, Landlord may reenter and take possession of the Premises. If less than all the Premises is taken, Landlord shall promptly repair the Premises as nearly as possible to its condition immediately prior to the taking, unless Landlord elects not to rebuild under Section 18.5. Landlord shall receive the entire award or consideration for the taking.

         20. DEFAULT BY TENANT.

         20.1 Each of the following events is an "Event of Default":

            (1) Any failure by Tenant to pay Rent on the due date unless such failure is cured within 10 business days after notice by Landlord; however, Tenant is not entitled to more than 2 notices of delinquent payments during any calendar year and, if thereafter during such calendar year any Rent is not paid when due, an Event of Default shall automatically occur;

            (2) Tenant vacates or abandons the Premises;

            (3) This Lease or Tenant's interest is transferred whether voluntarily or by operation of law except as permitted in Section 14;

            (4) This Lease or any part of the Premises is taken by process of law and is not released within 15 days after a levy;

            (5) Commencement by Tenant of a proceeding under any provision of federal or state law relating to insolvency, bankruptcy, or reorganization ("Bankruptcy Proceeding");

            (6) Commencement of a Bankruptcy Proceeding against Tenant, unless dismissed within 60 days after commencement;

            (7) The insolvency of Tenant or execution by Tenant of an assignment for the benefit of creditors; the convening by Tenant of a meeting of its creditors or any significant class thereof for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Tenant generally to pay its debts as they mature;

            (8) The admission in writing by Tenant (or any general partner of Tenant if Tenant is a partnership), that it is unable to pay its debts as they mature or it is generally not paying its debts as they mature;

            (9) Tenant fails to take possession of the Premises on the Commencement Date;

            (10) Tenant fails to perform any of its other obligations and non-performance continues for 30 days after notice by Landlord or, if such performance cannot be reasonably had within such 30 day period, Tenant does not in good faith commence performance within such 30 day period and diligently proceed to completion; provided, however, Tenant's right to cure shall not exceed the period provided by Applicable Law.

         20.2 Remedies of Landlord. If an Event of Default occurs, Landlord may then or at any time thereafter, either:

               (1) (a) Without further notice except as required by Applicable Laws, reenter and repossess the Premises or any part and expel Tenant and those claiming through or under Tenant and remove the effects of both without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or preceding breach of this Lease. Should Landlord reenter or take possession pursuant to legal proceedings or any notice provided for by Applicable Law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part, either alone or in conjunction with other portions of the Building Complex, in Landlord's or Tenant's name but for the account of Tenant, for such periods (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its sole discretion, determines and Landlord may collect the rents therefor. Landlord is not in any way responsible or liable for failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such reentry or repossession or notice from Landlord shall be construed as an election by Landlord to terminate this Lease unless specific notice of such intention is given Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant notice, in which event this Lease will terminate as specified in the notice.

               (b) If Landlord takes possession of the Premises without terminating this Lease, Tenant shall pay Landlord (i) the Rent which would be payable if repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord's expenses incurred in connection with such reletting, including all repossession costs, brokerage commissions, attorneys' fees, expenses of employees, alteration, and repair costs (collectively "Reletting Expenses"). If, in connection with any reletting, the new lease term extends beyond the Term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the Reletting Expenses, will be made in determining the net proceeds received from the reletting. In determining such net proceeds, rent concessions will also be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the Rent would have been payable if possession had not been retaken, and Landlord is entitled to receive the same from Tenant on each such day; or

            (2) Give Tenant notice of termination of this Lease on the date specified and, on such date, Tenant's right to possession of the Premises shall cease and the Lease will terminate except as to Tenant's liability as hereafter provided as if the expiration of the term fixed in such notice were the end of the Term. If this Lease terminates pursuant to this Section, Tenant remains liable to Landlord for damages in an amount equal to the Rent which would have been owing by Tenant for the balance of the Term had this Lease not terminated, less the net proceeds, if any, of reletting of the Premises by Landlord subsequent to termination after deducting Reletting Expenses. Landlord may collect such damages from Tenant monthly on the days on which the Rent would have been payable if this Lease had not terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, if this Lease is terminated, Landlord at its option may recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the Rent reserved in this Lease for the balance of the Term over the then Reasonable Rental Value of the Premises for the same period plus all Reletting Expenses. "Reasonable Rental Value" is the amount of rent Landlord can obtain for the remaining balance of the Term.

         20.3 Cumulative Remedies. Suits to recover Rent and damages may be brought by Landlord, from time to time, and nothing herein requires Landlord to await the date the Term would expire had there been no Event of Default or termination, as the case may be. Each right and remedy provided for in this Lease is cumulative and non-exclusive and in addition to every other right or remedy now or hereafter existing at law or equity, including suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of one or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of other rights or remedies. All costs incurred by Landlord to collect any Rent and damages or to enforce this Lease are also recoverable from Tenant. If any suit is brought because of an alleged breach of this Lease, the prevailing party is also entitled to recover from the other party all reasonable attorneys' fees and costs incurred in connection therewith.

         20.4 No Waiver. No failure by Landlord to insist upon strict performance of any provision or to exercise any right or remedy upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Landlord. No waiver shall affect or alter this Lease but each provision hereof continues in effect with respect to any other then existing or subsequent breach thereof.

         20.5 Bankruptcy. Nothing contained in this Lease limits Landlord's right to obtain as liquidated damages in any bankruptcy or similar proceeding the maximum amount allowed by law at the time such damages are to be proven, whether such amount is greater, equal to, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Section. Notwithstanding anything in this Section to the contrary, any proceeding described in Section 20.1(5),(6),(7) and (8) is an Event of Default only when such proceeding is brought by or against the then holder of the leasehold estate under this Lease.

         20.6 Late Payment Charge. Any Rent not paid within 5 days after the due date shall thereafter bear interest at 5 percentage points above the Prime Rate or the highest rate permitted by law, whichever is lower, until paid. Further, if such Rent is not paid within 10 days after notice, Tenant agrees Landlord will incur additional administrative expenses, the amount of which will be difficult to determine; Tenant therefore shall also pay Landlord a late charge for each late payment of 5% of such payment. Any amounts paid by Landlord to cure a default of Tenant which Landlord has the right but not the obligation to do, shall, if not repaid by Tenant within 10 days of demand by Landlord, thereafter bear interest at 5 percentage points above the Prime Rate until paid. "Prime Rate" means that the base rate on Corporate Loans posted by at least 75% of the Nation's 30 largest banks (as shown in the Wall Street Journal) on the date closest to the date interest commences.

         20.7 Waiver of Jury Trial. Tenant and Landlord waive any right to a trial by jury in suits arising out of or concerning the provisions of this Lease.

         21. DEFAULT BY LANDLORD. In the event of any alleged default on the part of Landlord, Tenant shall give notice to Landlord and afford Landlord a reasonable opportunity to cure such default. Such notice shall be ineffective unless a copy is simultaneously also delivered in the manner required in this Lease to any holder of a mortgage and/or deed of trust affecting all or any portion of the Building Complex (collectively, "Mortgagee"), provided that prior to such notice Tenant has been notified (by way of notice of Assignment of Rents and Leases, or otherwise), of the address of a Mortgagee. If Landlord fails to cure such default within the time provided, then Mortgagee shall have an additional 30 days following a second notice from Tenant or, if such default cannot be cured within that time, such additional time as may be necessary provided within such 30 days, Mortgagee commences and diligently pursues a cure (including commencement of foreclosure proceedings if necessary to effect such cure). Tenant's sole remedy will be equitable relief or actual damages but in no event is Landlord or any Mortgagee responsible for consequential damages or lost profit incurred by Tenant as a result of any default by Landlord.

         22. SUBORDINATION AND ATTORNMENT.

         22.1 This Lease at Landlord's option will be subordinate to any mortgage, deed of trust and related documents now or hereafter placed upon the Building Complex (including all advances made thereunder), and to all amendments, renewals, replacements, or restatements thereof (collectively, "Mortgage"). Tenant agrees that no documentation other than this Lease is required to evidence such subordination; provided, that Landlord shall provide to Tenant, on or before the Commencement Date, a non-disturbance, subordination and attornment agreement ("SNDA") from the holder of any Mortgage ("Mortgagee") now or then encumbering the Building, in such Mortgagee's standard SNDA form. Landlord shall also request a SNDA from any Mortgagee hereinafter encumbering the Building, in such future Mortgagee's standard form,

         22.2 If any Mortgagee elects to have this Lease superior to the lien of its Mortgage and gives notice to Tenant, this Lease will be deemed prior to such Mortgage whether this Lease is dated prior or subsequent to the date of such Mortgage or the date of recording thereof.

         22.3 In confirmation of subordination or superior position, as the case may be, Tenant will execute such documents as may be required by Mortgagee and if it fails to do so within 10 days after demand, Tenant hereby irrevocably appoints Landlord as Tenant's attorney-in-fact and in Tenant's name, place, and stead, to do so.

         22.4 Tenant hereby attorns to all successor owners of the Building, whether such ownership is acquired by sale, foreclosure of a Mortgage, or otherwise.

         23. REMOVAL OF TENANT'S PROPERTY.

         23.1 All movable personal property of Tenant not removed from the Premises upon vacation, abandonment, or termination of this Lease shall be conclusively deemed abandoned and may be sold, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account; Tenant shall pay Landlord's expenses in connection with such disposition.

         23.2 [INTENTIONALLY DELETED]

         24. HOLDING OVER: TENANCY MONTH-TO-MONTH. If, after the expiration or termination of this Lease, Tenant remains in possession of the Premises and continues to pay rent without a written agreement as to such holding over, even though Landlord accepts such rent, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to 150% of the monthly Rent paid by Tenant immediately prior to such expiration or termination. Rent shall continue to be payable in advance on the first day of each calendar month. Such tenancy may be terminated by either party upon 10 days' notice prior to the end of any monthly period. Nothing contained herein obligates Landlord to accept rent tendered after the expiration of the Term or relieves Tenant of its liability under Section 17.

         25. PAYMENTS AFTER TERMINATION. No payments by Tenant after expiration or termination of this Lease or after any notice (other than a demand for payment of money) by Landlord to Tenant reinstates, continues, extends the Term, or affects any notice given to Tenant prior to such payments. After notice, commencement of a suit, or final judgment granting Landlord possession of the Premises, Landlord may collect any amounts due or otherwise exercise Landlord's remedies without waiving any notice or affecting any suit or judgment.

         26. STATEMENT OF PERFORMANCE. Tenant agrees at any time upon not less than 10 days' notice to execute and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified stating the modifications); that there have been no defaults by Landlord or Tenant (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as Landlord requests. Such statement may be relied upon by a prospective purchaser of Landlord's interest or Mortgagee. Tenant's failure to timely deliver such statement is conclusive upon Tenant that: (i) this Lease is in full force and effect without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord's performance; and
(iii) not more than 1 month's Rent has been paid in advance. Upon request, Tenant will furnish Landlord an appropriate resolution confirming that the party signing the statement is authorized to do so.

         27. MISCELLANEOUS.

         27.1 Transfer by Landlord. The term "Landlord" means so far as obligations of Landlord are concerned, only the owner of the Building at the time in question and, if any transfer of the title occurs, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all liability as respects performance of any obligations of Landlord thereafter to be performed. Any funds in Landlord's possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.

         27.2 No Merger. The termination or mutual cancellation of this Lease will not work a merger, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.

         27.3 Common Area Use. Landlord may use any of the Common Areas for the purposes of completing or making repairs or alterations in any portion of the Building Complex.

         27.4 Independent Covenants. This Lease is to be construed as though the covenants between Landlord and Tenant are independent and not dependent and Tenant is not entitled to any setoff of the Rent against Landlord if Landlord fails to perform its obligations; provided, however, the foregoing does not impair Tenant's right to commence a separate suit against Landlord for any default by Landlord so long as Tenant complies with Section 21.

         27.5 Validity of Provisions. If any provision is invalid under present or future laws, then it is agreed that the remainder of this Lease is not affected and that in lieu of each provision that is invalid, there will be added as part of this Lease a provision as similar to such invalid provision as may be possible and is valid and enforceable.

         27.6 Captions. The caption of each Section is added for convenience only and has no effect in the construction of any provision of this Lease.

         27.7 Construction. The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words "include," "including," "such as," "for example," or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.

         27.8 Applicability. Except as otherwise provided, the provisions of this Lease are applicable to and binding upon Landlord's and Tenant's respective heirs, successors and assigns. Such provisions are also considered to be covenants running with the land to the fullest extent permitted by law.

         27.9 Authority. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of Tenant and agree, upon request, to deliver Landlord a resolution, similar document, or opinion of counsel to that effect.

         27.10 Severability. If there is more than one party which is the Tenant, the obligations imposed upon Tenant are joint and several.

         27.11 Acceptance of Keys, Rent or Surrender. No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant of a lesser amount than the entire Rent owing is other than on account of such Rent nor is any endorsement or statement on any check or letter accompanying payment an accord and satisfaction. Landlord may accept payment without prejudice to Landlord's right to recover the balance or pursue any other remedy available to Landlord.

         27.12 Building Name and Size. Landlord may as it relates to the Building and Building Complex: increase the size by adding additional real property, construct other buildings or improvements, change the location and/or character, or make alterations or additions. If additional buildings are constructed or the size is increased, Landlord and Tenant shall execute an amendment which incorporates any necessary modifications to Tenant's Pro Rata Share.

         27.13 Diminution of View. Tenant agrees that no diminution of light, air, or view from the Building entitles Tenant to any reduction of Rent under this Lease, results in any liability of Landlord, or in any way affects Tenant's obligations.

         27.14 Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, Landlord's liability is limited to Landlord's interest in the Building.

         27.15 Non-Reliance. Tenant confirms it has not relied on any statements, representations, or warranties by Landlord or its representatives except as set forth herein.

         27.16 Written Modification. No amendment or modification of this Lease is valid or binding unless in writing and executed by the parties.

         27.17 Lender's Requirements. Tenant will make such modifications to this Lease as may hereafter be required to conform to any lender's requirements, so long as such modifications do not increase Tenant's obligations or materially alter its rights.

         27.18 Effectiveness. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.

         27.19 Survival. This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.

         27.20 Time of Essence. Time is of the essence herein.

         27.21 Rules and Regulations. If rules and regulations are attached hereto, they are a part of this Lease and Tenant agrees that Tenant and Tenant's Agents shall at all times abide by such rules and regulations.

         27.22 Recording. Tenant will not record this Lease. Recording of the Lease by or on behalf of Tenant is an Event of Default.

         28. AUTHORITIES FOR ACTION AND NOTICE.

         28.1 Unless otherwise provided, Landlord may act through Landlord's Building Manager or other designated representatives from time to time.

         28.2 All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when delivered personally to any officer, partner, or member of Landlord (depending upon the nature of Landlord) or the manager of the Building (the "Building Manager") or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as set forth in Section 1.10. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served when delivered personally to any officer, employee, partner, or member of Tenant (depending upon the nature of Tenant), Tenant whose office is in the Building, when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the appropriate address set forth in Section 1.12. Either party may designate in writing served as above provided a different address to which notice is to be mailed. The foregoing does not prohibit notice from being given as provided in Rule 4 of Colorado Rules of Civil Procedure, as amended from time to time.

         29. PARKING. Of the 120 parking spaces in the Building Complex parking lot, Landlord will make available to the tenant the number of parking spaces set forth in Section 1.9. All parking spaces shall be non-assigned parking spaces in the parking lot of the Building Complex. Tenant may also utilize additional parking spaces in the parking lot unless and until such additional usage adversely affects the rights of other tenants to use the parking spaces allocated to such tenants. Notwithstanding the above, the rights granted to Tenant to use all such spaces is a license only and excessive use of parking spaces by other tenants shall not constitute a breach by Landlord of its obligations hereunder and Tenant has no rights to use the parking lot except as provided in this Section. All vehicles parked in the parking lot and the personal property therein shall be at the sole risk of Tenant, Tenant's Agents and the users of such spaces and Landlord shall have no liability for loss or damage thereto for whatever cause.

         30. BROKERAGE. Tenant represents it has not employed any broker with respect to this Lease and has no knowledge of any broker's involvement in this transaction except those listed in Sections 1.14 and 1.15 (collectively, the "Brokers"). Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through, or under Tenant, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Lease.

         31. COUNTERPARTS. This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Lease and annexed to another counterpart of the Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.

         32. EXHIBITS. See the Work Letter and Exhibits attached hereto and incorporated herein.

         33. OPTIONS.

         33.1 First Option. Landlord grants Tenant an option (the "First Option") to extend the term of the Lease for one (1) additional term of five (5) years (the "First Option Term"). The First Option applies only to the Premises and is on the following conditions:

            A. Notice of Tenant's interest in exercising the First Option must be given to Landlord no earlier than fourteen (14) months and no later than twelve (12) months prior to the Expiration Date.

            B. Tenant's rights pursuant to this paragraph are personal to Tenant and may not be assigned. Tenant's right to exercise the First Option is conditioned on: (i) Tenant not being in default at the time of exercise or at the time of commencement of the First Option Term; and (ii) Tenant not having subleased or vacated more than 25% of the Premises or assigned its interest under the Lease as of the commencement of the First Option Term. Upon an assignment of the Lease, this Section is null and void.

            C. The First Option granted hereunder wilt be upon the terms of the Lease, except that the monthly Base Rent during the First Option Term shall be $32,152.71.

            D. After failure to exercise the First Option, Tenant shall have no further rights to extend the Term.

         33.2 Second Option. If Tenant exercises the First Option, Landlord grants Tenant an additional option (the "Second Option") to extend the term of the Lease for one (1) additional term of five (5) years (the "Second Option Term"). The Second Option applies only to the Premises and is on the following conditions:

            A. Notice of Tenant's interest in exercising the Second Option must be given to Landlord no earlier than fourteen (14) months and no later than twelve (12) months prior to the last day of the First Option Term.

            B. Tenant's rights pursuant to this paragraph are personal to Tenant and may not be assigned. Tenant's right to exercise the Second Option is conditioned on: (i) Tenant not being in default at the time of exercise or at the time of commencement of the Second Option Term; and (ii) Tenant not having subleased or vacated more than 25% of the Premises or assigned its interest under the Lease as of the commencement of the Second Option Term. Upon an assignment of the Lease, this Section is null and void.

            C. The Second Option granted hereunder will be upon the terms of the Lease, except that the monthly Base Rent during each year of the Second Option Term shall be $36,975.62.

            D. After failure to exercise the Second Option, Tenant shall have no further rights to extend the Term.

         34. PERMIT CONTINGENCY. Tenant acknowledges and agrees that the Lease and Landlord's obligations hereunder are contingent on Landlord's obtaining all licenses, permits, approvals and consents necessary or required pursuant to Applicable Laws to allow Landlord to construct Landlord's Work, as defined in the attached Work Letter.

         35. EXPANSION. The parties acknowledge that they will continue discussions on terms similar to those stated in this Lease, regarding expansion opportunities and needs of the Tenant; provided, however, that any such understandings shall not be deemed valid or binding unless in writing and executed by both parties.

         36. RIGHT OF FIRST REFUSAL. In the event that Landlord should elect to sell all or any portion of the Premises during the Term, whether separately or as a part of a larger parcel of which the Premises may be a part, Tenant shall have the right of first refusal to meet any bona fide offer to purchase (an "Offer") on the same terms and conditions as such Offer. If the Offer covers other property in addition to the Premises, then the purchase price for the Premises or portion thereof shall be separately stated, and Tenant shall have the right acquire the Premises or portion thereof without acquiring such other property. The Offer may, at Landlord's option, either be in the form of a (i) term sheet or letter of intent setting forth the essential terms and conditions of the proposed purchase and sale transaction ("LOI"); or (ii) fully negotiated purchase and sale agreement ("Agreement"). Tenant's election to purchase the Premises or portion thereof shall be exercised by Tenant's delivery to Landlord of a notice of exercise, together with (a) a purchase and sale agreement for the Premises or portion thereof on the same terms and conditions contained in the LOI if the Offer shall be in the form of the LOI; or (b) the Agreement signed by Tenant if the Offer shall be in the form of the Agreement and (c) any earnest money deposit required to be deposited pursuant to the terms and conditions of the LOI or Agreement. Upon Tenant's failure to accept the Offer by delivery of the items referenced in the previous sentence within ten (10) days after Tenant's receipt of the Offer from Landlord, then Landlord shall be free to sell the

Premises or portion thereof to such third party in accordance with the terms and conditions of the Offer. If Tenant does not exercise its right of first refusal as provided in this paragraph, and Landlord does not close on the same business terms and conditions contained in the Offer within one hundred eighty (180) days after the notice thereof to Tenant, then such transaction shall not take place and the requirements of this paragraph shall remain in full force and effect as to any future Offers. In furtherance of the foregoing, but not in limitation thereof, if the Offer is in the form of the LOI and the purchase and sale agreement entered (or to be entered into) between Landlord and the prospective purchaser is on business terms and conditions which are materially different than those set forth in the LOI, then such purchase and sale agreement shall constitute a new Offer which shall be subject to the provisions of this paragraph. The covenants of this paragraph are of a continuing nature and shall not be exhausted by one or more sales of the Premises. This right of first refusal shall not apply to the reorganization, merger, stock sales or transfers, membership transfers or sales of Landlord.

         IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written and it is effective upon delivery of a fully-executed copy to Tenant.

FACTUAL DATA CORP., a Colorado            FDC OFFICE II, LLC, a Colorado limited
corporation                               liability company:

By:___________________________
Print Name:___________________            By:___________________________________
Print Title:  President                   ____________________, Managing Member

                                               "Landlord"

ATTEST:


By:___________________________            Approved for Signature
Print Name:___________________            McWhinney Enterprises
Print Title:__________________            Nick Christensen
                                          Vice President of Real Estate
               "Tenant"                                  _____ Initials

                                   WORK LETTER

         Concurrently herewith, Tenant and Landlord have executed a Lease (the "Lease") covering the Premises. This Work Letter is hereby attached to and made part of that Lease and terms used herein shall have the same meaning as set forth in the Lease. In consideration of the execution of the Lease, Landlord and Tenant mutually agree as follows:

         1. Landlord shall complete the base building improvements substantially in accordance with Exhibit 2 attached hereto, which base building improvements are hereinafter referred to as "Landlord's Work." Landlord shall have the right to make changes and modifications in the base building improvements during construction. Landlord shall complete the Landlord's Work in good and workmanlike manner in accordance with Applicable Laws.

         2. All work that is necessary to complete and finish out the Premises and to permit Tenant to commence its business in the Premises, including installation of trade fixtures and furnishings shall be completed by Tenant at Tenant's sole cost and expense ("Tenant's Work"). At Tenant's request, Landlord may supply Tenant with a list of architects/designers who may be able to assist Tenant in performing the Tenant's Work. Tenant may contract with any architect/designer of its choice, including those whose names have been supplied by the Landlord. Services requested by Tenant in connection with design and drawing preparation shall be at Tenant's sole cost and expense. Landlord makes no representation or guarantee with respect to fees, services, schedules or other items to be provided by the architect/designer and shall in no way be responsible for such architect/designer's work product. Landlord shall make available to Tenant detailed plans and specifications for the Building to the extent they impact the Premises) and Tenant's architect/designer shall prepare the plans and specifications for Tenant's Work to be completed in the Premises (the "Plans"). The Plans shall be subject to review and approval by Landlord, Landlord's architect and Landlord's engineer prior to commencement of Tenant's Work. All costs of preparation, review and approval, including review and approval by Landlord, Landlord's architect, and/or Landlord's engineer, shall be borne by Tenant. Landlord shall submit to Tenant the Plans with the required approvals noted thereon or submit comments to Tenant setting forth changes to be made in the Plans. If Landlord requires changes, Tenant shall have the Plans modified and resubmitted to Landlord for approval and such process shall be repeated until Landlord, Landlord's architect, and/or Landlord's engineer have approved the Plans for the Premises (hereinafter referred to as "Approved Plans"). Changes to the Approved Plans shall be made only upon prior written approval of Landlord and shall be deemed Tenant Delay as hereinafter defined.

         3. Tenant shall contract directly for the Tenant's Work to be completed in accordance with the Approved Plans. Tenant's contractor shall bill Tenant directly and Tenant shall be solely responsible for paying all costs for Tenant's Work as set forth on the Approved Plans. Tenant and Tenant's contractor will be required to adhere to the requirements set forth in Exhibit 1 attached hereto in connection with performance of Tenant's Work and the contract between Tenant and Tenant's contractor shall incorporate all of the provisions of
Exhibit 1. All Tenant's Work shall (i) be performed pursuant to written contracts with workmen and mechanics, which shall be acceptable to Landlord;
(ii) comply with all reasonable restrictions and requirements as Landlord may impose with respect to Tenant's Work; (iii) conform to the architectural standards of the Building; (iv) be done in a safe and lawful manner in compliance with applicable laws, governmental regulations, and requirements; and
(v) be done so as not to interfere with any other tenants in the Building. Tenant shall cause such contractor to take all steps necessary to cooperate in the coordination of the performance of Tenant's Work with the work of others in the Building, including, without limitation, exchanging information about and coordinating their respective schedules, attending coordination meetings, and cooperating in allowing and obtaining access to and availability of portions of the site for performance of Tenant's Work and the work of such other contractors.

         4. Tenant and Tenant's contractor shall indemnify Landlord from any mechanic's or materialman's lien against Landlord's interest in the Building or the Premises. If a lien is filed, Tenant or Tenant's contractor shall, at Landlord's option, remove the lien by paying in it full, furnish Landlord a bond sufficient to discharge the lien or deposit in an escrow approved by Landlord 150% of the amount of such lien. In the event Tenant or Tenant's contractor shall fail to remove the lien, provide a bond or cash escrow, Tenant shall immediately be in default under the Lease without the necessity of further notice from Landlord and Landlord shall be entitled to take such action at law, in equity or under the Lease as Landlord deems appropriate and Tenant shall be responsible for all monies Landlord may pay in discharging any lien including all costs and reasonable attorneys' fees incurred by Landlord in settling, defending against, appealing or in any manner dealing with lien.

         5. Tenant's contractor must provide a certificate of insurance confirming its coverage and naming Landlord as an additional insured thereunder, as set forth more fully in the Lease and on Exhibit 1 hereto.

         6. Landlord shall contribute to the costs and expenses of all costs for the planning and design of the Initial Tenant Finish, including all permits, licenses and construction fees in constructing the Initial Tenant Finish in an amount not to exceed $20.00 per rentable square foot of the Premises ("Tenant Improvement Allowance"). If the final cost for the Initial Tenant Finish exceeds the Landlord's Contribution Tenant shall reimburse such excess Initial Tenant Finish Costs, from time to time, as Initial Tenant Finish progresses, within ten
(10) days after submission by Landlord to Tenant of an invoice for the amount as then due and payable. Further, it is agreed that Landlord, at Landlord's sole cost and expense, will cause to be installed building signage to identify the Building as "FACTUAL DATA CORP" as shown on the Building Plans, all such costs associated with the design, fabrication and installation thereof shall be paid by Landlord.

         7. Tenant's rental obligations and other obligations under the Lease will not be delayed or extended by Tenant Delay, as defined below. The term "Tenant Delay" shall include but not be limited to delay: (i) in the finalization or approval of the Approved Plans or caused by Tenant, its agents or employees; (ii) caused by modifications, revisions, and changes to the Approved Plans requested by Tenant, its agents or employees; (iii) in the delivery, installation, or completion of any items specified by Tenant to the extent that such items require ordering or work deadlines inconsistent with the anticipated Commencement Date; or (iv) of any other kind or nature in completion of Tenant's Work caused by Tenant, its agents or employees.

         IN WITNESS WHEREOF, the parties have executed this Work Letter concurrently with the execution of the Lease.


FACTUAL DATA CORP., a Colorado           FDC OFFICE II, LLC, a Colorado limited
corporation                              liability company:


By:___________________________
Print Name:___________________           By:___________________________________
Print Title:  President                  _____________________, Managing Member

                                                        "Landlord"
ATTEST:


By:___________________________           Approved for Signature
Print Name:___________________           McWhinney Enterprises
Print Title:__________________           Nick Christensen
                                         Vice President of Real Estate
                "Tenant"                                _____ Initials

                               EXHIBIT C TO LEASE

                            COMMENCEMENT CERTIFICATE

                                 January 1, 2000


Factual Data Corporation
5200 Hahns Peak Drive, Suite 200
Loveland, CO 80538

RE: Lease dated as of April 30, 1999 ("Lease"), by and between FDC OFFICE II, LLC, a Colorado limited liability company, as Landlord and FACTUAL DATA CORPORATION, a Colorado Corporation, as Tenant, pertaining to approximately 15,882; rentable square feet of space located in Suite 200 (the "Premises") of the Building.

Dear Tenant:

With regard to the referenced Lease (initially capitalized words not otherwise defined have the same meaning as set forth in the lease):

1. Landlord and Tenant acknowledge that, in accordance with Sections 1.3, 4 and 5 of the Lease, the Commencement Date is 12:01 am December 8, 1999 and the Expiration Date is 12:00 midnight December 7, 2019.

2.       In accordance with Sections 1.4 and 33 Base Rent is as follows:

INITIAL TERM:


PERIOD                               ANNUAL                        MONTHLY

12/8/1999-12/7/2004                  $220,601.04                   $18,383.42
12/8/2004-12/7/2009                  $253,691.16                   $21,140.93
12/8/2009-12/7/2014                  $291,744.84                   $24,312.07
12/8/2014-12/7/2019                  $335,506.56                   $27,958.88


The first month rent shall be abated for a total of $18,383.42.

RENEWAL TERM:
1ST RENEWAL:


PERIOD                               ANNUAL                        MONTHLY

12/8/2019-12/7/2024                  $385,832.52                   $32,152.71

2ND RENEWAL:

12/8/2024-12/7/2029                  $433,707.44                   $36,975.62

Please acknowledge the foregoing by having an authorized officer sign in the space provided below and return the Commencement Certificate to our office. This document may be executed in counterparts, each of which shall constitute the original. Facsimile signatures shall be binding as original signatures.

                                  Very Truly yours,

                                  LANDLORD:

                                  FDC OFFICE II, LLC,
                                  a Colorado limited liability company

                                  By: McWhinney Management
                                      Company, LLC, a Colorado
                                      limited liability company,
                                      Manager


                                  By:_________________________________________
                                      Chad C. McWhinney,
                                      Managing Member
                                  ACKNOWLEDGED AND AGREED this
                                  ____ day of January, 2000.


                                  TENANT:

                                  FACTUAL DATA CORPORATION
                                  a Colorado corporation

                                         By:__________________________________
                                         Print Name:__________________________
                                         Print Title:_________________________

                                         ATTEST:

                                         By:__________________________________
                                         Print Name:__________________________
                                         Print Title:_________________________

                            FIRST AMENDMENT TO LEASE
                                 (FDC OFFICE II)


         THIS FIRST AMENDMENT TO OFFICE LEASE ("Amendment") is made as of the ____ day of June, 2000, by and between FDC OFFICE II, LLC, a Colorado limited liability company ("Landlord"), and FACTUAL DATA CORP, a Colorado corporation ("Tenant").

                                    RECITALS

         WHEREAS, Landlord and Tenant entered into that certain Office Lease, dated April 30, 1999 ("Lease"), pertaining to the lease of those certain premises containing approximately 15,882 rentable square feet ("Premises") in the building located in Suite 200 of the FDC Office II Building in the Rocky Mountain Village Business Park, Loveland, Colorado ("Building").

         WHEREAS, Landlord and Tenant desire to amend the provisions of the Lease as set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS. All capitalized terms shall have the same meaning set forth in the Lease unless otherwise provided herein.

         2. OPERATING EXPENSES. It is hereby acknowledged and agreed that the parties entered into the Lease intending the Lease to be a net lease to Landlord. It is further acknowledged and agreed that Section 6.2 of the Lease was incorrect at the time of Lease execution. Accordingly, from and after the date of this Amendment, Section 6.2 of the Lease is hereby deleted in its entirety and replaced as follows:

         "6.2 Estimated Payments. During each Operating Expense Year beginning with the first month of the first Operating Expense Year and continuing each month thereafter throughout the Term, Tenant shall pay Landlord, at the same time as Base Rent is paid, an amount equal to 1/12 of Landlord's estimate of Tenant's Pro Rata Share ("Estimated Payment")."

         3. RATIFICATION. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed.

         4. VALIDITY OF LEASE. The parties acknowledge that the Lease is a valid and enforceable agreement and, as of the date hereof, neither party has any actual knowledge of any claim against the other party or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

         IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Amendment as of the date and first year above written.

                                         LANDLORD
Approved for Signature                   FDC OFFICE II, LLC, a Colorado limited
McWhinney Enterprises                    liability company
Nick Christensen
Vice President of Real Estate            By:___________________________________
            ________ Initials            Name:_________________________________
                                         Title:________________________________


                                         TENANT
                                         FACTUAL DATA CORP., a Colorado
                                         corporation
                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________

                            SECOND AMENDMENT TO LEASE
                    (FDC Office II, LLC - Factual Data Corp.)

         THIS SECOND AMENDMENT TO LEASE ("Second Amendment") is entered into as of the ___ day of January, 2002, by and between FDC OFFICE II, LLC, a Colorado limited liability company ("Landlord"), and FACTUAL DATA CORP., a Colorado corporation ("Tenant").

                                    RECITALS

         1. Landlord and Tenant entered into that certain Office Lease dated as of April 30, 1999 ("Original Lease"), for space known as Suite 200 in the Building commonly known as 5250 Hahns Peak Drive, Loveland, Colorado 80538 ("Premises").

         2. Landlord and Tenant entered into that certain First Amendment to Lease dated as of June 30, 2000 ("First Amendment").

         3. The Original Lease and First Amendment shall be hereinafter jointly referred to as the "Amended Lease."

         4. Except as set forth herein, capitalized terms shall have the meaning ascribed to such terms in the Amended Lease.

         5. Landlord and Tenant desire to further amend the terms of the Amended Lease as set forth below.

         NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

         1. Premises. The rentable square footage of the Premises is hereby increased by the addition of approximately three thousand four hundred sixty-seven (3,467) rentable square feet located in Suite 180 of the Building ("Additional Space") as depicted on Exhibit "A" attached hereto and made a part hereof by reference for the term of the Amended Lease. As of the Additional Space Commencement Date (defined below), any reference to "Premises" in the Amended Lease shall include the Additional Space as part of the "Premises." Any reference to the "Premises" shall hereafter refer to approximately nineteen thousand three hundred forty-nine (19,349) rentable square feet and Tenant's occupancy thereof is subject to all of the terms of the Amended Lease as further amended herein.

         2. Base Rent. The Base Rent for the Additional Space ("Additional Base Rent") shall commence on the Additional Space Commencement Date. The amount of the Additional Base Rent during the remainder of the Initial Term of the Amended Lease and during the First Option Term and Second Option Term, if applicable, shall be as follows:

                            Remainder of Initial Term

             Period              Annual Additional        Monthly Additional
                                     Base Rent                Base Rent

        02/01/02 - 01/31/07          $51,658.32               $4,304.86
        02/01/07 - 01/31/12          $59,407.08               $4,950.59
        02/01/12 - 01/31/17          $68,318.16               $5,693.18
        02/01/17 - 12/-7/19          $78,565.92               $6,547.16

                               First Option Term


             Period              Annual Additional        Monthly Additional
                                     Base Rent                Base Rent

        12/08/19 - 01/31/22          $78,565.92               $6,547.16
        02/01/22 - 12/07/24          $90,350.76               $7,529.23


                               Second Option Term


             Period              Annual Additional        Monthly Additional
                                     Base Rent                Base Rent

        12/08/24 - 01/31/27         $ 90,350.76               $7,529.23
        02/01/27 - 12/07/29         $103,903.26               $8,658.61



         The Additional Base Rent as set forth in this Section 2 shall be added to the Base Rent set forth in Section 1.4 of the Original Lease and, if applicable, the Base Rent during the First Option Term and Second Option Term set forth in Section 33 of the Original Lease.

         3. Operating Costs. Commencing on the Additional Space Commencement Date, Tenant will pay Tenant's Pro Rata Share of Operating Expenses attributable to the Additional Space (i.e., 10.8 percent) in accordance with the Amended Lease, thereby increasing Tenant's Pro Rata Share for the Premises (including the Additional Space) for periods commencing on or after the Additional Space Commencement Date to 60.8 percent. Tenant acknowledges and agrees that Tenant's Pro Rata Share of Operating Expenses includes Tenant's Pro Rata Share of assessments for (i) The City of Loveland, Colorado Special Improvement District No. 1 with respect to the payment of certain public improvements and (ii) City of Loveland High Plains Environmental Center Special Improvement District No. 2 with respect to the payment of the maintenance of the High Plains Environmental Center.

         4. Term. Tenant's right to occupy the Additional Space and its obligation to pay Additional Base Rent and Tenant's Pro Rata Share of Operating Expenses attributable thereto shall commence on February 1, 2002 ("Additional Space Commencement Date") and shall terminate upon expiration of the term of the Amended Lease.

         5. No Tenant Improvements. Tenant shall accept the Additional Space in its "AS IS" condition on the Additional Space Commencement Date. Tenant acknowledges and agrees that Landlord shall have no obligation to make any tenant improvements or provide a tenant finish allowance for the Additional Space nor shall Landlord have any obligation to alter, modify or improve the condition of the Additional Space.

         6. Other Terms and Conditions. If there is any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Amended Lease, the terms and provisions of this Second Amendment shall govern. All other terms and provisions of the Amended Lease shall remain in full force and effect and be binding upon the parties in accordance with their terms.




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


         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

                               FDC OFFICE II, LLC, a Colorado limited liability company


                               By:   McWhinney Real Estate Services,
                                     Inc., a Colorado corporation,
                                     Manager



                                     By:_______________________________________
                                        Chad C. McWhinney,
                                        President


                                                "Landlord"



                               FACTUAL DATA CORP., a Colorado
                               corporation



                               By:_____________________________________________
                                   Name/Title


                                                "Tenant"




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